Exhibit 12.1

NEWLAN LAW FIRM, PLLC

2201 Long Prairie Road – Suite 107-762

Flower Mound, Texas 75022

940-367-6154

June 6, 2025

Greene Concepts, Inc.

13195 U.S. Highway 221 N

Marion, North Carolina 28752

Re:Offering Statement on Form 1-A

Gentlemen:

We have been requested by Greene Concepts, Inc., a New York corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with its offering statement on Form 1-A, including Post-Qualification Amendment No. 1, Post-Qualification Amendment No. 2, Post-Qualification Amendment No. 3 and Post-Qualification Amendment No. 4 thereto (collectively, the “Offering Statement”), relating to the qualification of certain securities to be offered by the Company under Regulation A promulgated under the Securities Act of 1933, as amended.

Specifically, this opinion relates to the qualification of the following securities to be offered by the Company:

1. 1,500,000,000 units (the “Units”), each Unit being comprised of three (3) shares of the Company’s common stock (the “Common Stock”) and two (2) warrants (each, a “Warrant”) to purchase one share each of Common Stock (the “Warrant Shares”);

2. 4,500,000,000 shares of Common Stock included in the Units;

3. 3,000,000,000 Warrants included in the Units; and

4. 3,000,000,000 Warrant Shares.

In connection with this opinion, we have examined the Offering Statement, the Company’s Articles of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

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Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (a) the 1,500,000,000 Units, (b) the 4,500,000,000 shares of Common Stock included in the Units, (c) the 3,000,000,000 Warrants included in the Units and (d) the 3,000,000,000 Warrant Shares being offered by the Company will, when issued in accordance with the terms set forth in the Offering Statement, be legally issued, fully paid and non-assessable securities of the Company.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the New York Business Corporation Law (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the caption “Legal Matters” in the Offering Statement and in the offering circular included in the Offering Statement. We confirm that, as of the date hereof, we own no securities of the Company.

Sincerely,

/s/ Newlan Law Firm, PLLC

NEWLAN LAW FIRM, PLLC

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